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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Pinnacle Data Systems, Inc.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

                 Ohio                                     31-1263732
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

      6600 Port Road, Groveport, Ohio                       43125
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(Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                  Name of each exchange on which
Title of each class to be so registered:          each class is to be registered
----------------------------------------          ------------------------------
    Common shares, without par value              American Stock Exchange, Inc.

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. [x]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this Form relates: Not applicable.

     Securities to be registered pursuant to Section 12(g) of the Act: None
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Item 1. Description of Registrant's Securities to Be Registered.

     The Registrant's Amended and Restated Articles of Incorporation ("Articles of Incorporation") authorize the Registrant to issue 10,000,000 common shares, without par value ("Common Shares"), and 4,000,000 "blank check" preferred shares, without par value (the "Preferred Shares"). Subject to any senior rights of any Preferred Shares which may be outstanding, holders of the Common Shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon dissolution and liquidation of the Registrant, holders of the Common Shares are entitled to a ratable share of the net assets of the Registrant remaining after payments to creditors of the Registrant and after payment to the holders of the Preferred Shares of the full preferential amounts to which they may be entitled. The holders of Common Shares are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of shareholders. Holders of Common Shares are not entitled to preemptive rights or to cumulative voting for the election of directors.

     The Registrant's Articles of Incorporation contain provisions that may have the effect of delaying, deferring or preventing a change in control of the Registrant. The Articles of Incorporation require the affirmative vote of shares representing at least 75% of the voting power of the Registrant to approve a merger, combination, majority share acquisition, amendment to the Articles of Incorporation or other proposal requiring a particular shareholder vote under Ohio law unless the transaction has previously been approved by the vote of at least two-thirds of the members of the Board of Directors. If a merger, combination, majority share acquisition, amendment to Articles of Incorporation, or other proposal requiring a particular shareholder vote under Ohio law has been approved by at least two-thirds of the members of the Board of Directors, then such matter may be approved by the affirmative vote of the holders of shares representing a majority of the voting power of the Registrant.

     The Registrant's Amended and Restated Code of Regulations ("Code of Regulations") also contain provisions that may have the effect of delaying, deferring or preventing a change in control of the Registrant. The Code of Regulations creates two classes of directors, with the terms of office of each class expiring every other year and the number of directors in each class fixed at four. The Code of Regulations also requires the affirmative vote of the holders of shares representing at least 75% of the voting power of the Registrant to amend Section 2.2 of the Code of Regulations (which governs the classification of the Board of Directors) and Section 2.7 (which governs the removal of directors), unless the amendment has previously been approved by the vote of at least two-thirds of the members of the Board of Directors. If the Board of Directors has given such approval, then Sections 2.2 and 2.7 of the Code of Regulations may be amended by the affirmative vote of the holders of shares representing a majority of the voting power of the Registrant. In light of the super-majority vote required to amend Sections 2.2 and 2.7 of the Code of Regulations, Article 10 of the Code of Regulations, which permits the Code of Regulations to be amended by the affirmative vote of the holders of shares representing a majority of the voting power of the Registrant, does not apply to amendments to Sections 2.2 and 2.7.
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Item 2. Exhibits.

                                                                             If Incorporated by Reference,
Exhibit                                                                      Document with which Exhibit was
 No.                          Description of Exhibit                            Previously Filed with SEC
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
3(a)            Amended and Restated Articles of Incorporation      Registration Statement on Form 10-SB, filed on
                                                                    December 13, 1999 (see Exhibit 3(a) therein)
3(b)            Amendments to Amended and Restated Articles of      Contained herein
                Incorporation
3(c)            Amended and Restated Code of Regulations            Registration Statement on Form 10-SB, filed on
                                                                    December 13, 1999 (see Exhibit 3(b) therein)
3(d)            Amendment to Amended and Restated Code of           Annual Report on Form 10-KSB for fiscal year
                Regulations                                         ended December 31, 1999 (see Exhibit 3(c)
                                                                    therein)
3(e)            Amendments to Amended and Restated Code of          Contained herein.
                Regulations
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                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 6, 2000            PINNACLE DATA SYSTEMS, INC.

                                    By: /s/John D. Bair
                                       -----------------------------------------
                                       John D. Bair, President and Chief
                                       Executive Officer